Exhibit 99.1
The Wilber Corporation Announces
Plan to Acquire Capital District Mortgage Banker
FOR IMMEDIATE RELEASE

DATE:	December 21, 2006
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York, December 21, 2006 [GIW] - The Wilber Corporation, parent company of Wilber National Bank, today announced that it has entered into an agreement to acquire 100% of the capital stock of Provantage Funding Corporation (“Provantage”), a New York State licensed mortgage banker headquartered in Saratoga County, New York. Provantage was originally licensed as a mortgage banker by the New York State Banking Department in 2000. The acquisition is subject to approval by the New York State Banking Department and is expected to close during the first quarter of 2007.

Mr. Douglas C. Gulotty, The Wilber Corporation’s President and CEO, said “We are extremely excited about the opportunity to enter the Capital District through the strategic acquisition of Provantage. Our current market place is stable but not growing. The Capital District presents a new opportunity for growth, particularly with the region’s emergence as a center for technology. Mr. Gulotty continued, “This acquisition will enable us to expand both our residential and commercial lending into the Capital District and provide our existing and new customers located in our current markets with more mortgage options.”

Provantage will continue to maintain its corporate identity as a wholly- owned subsidiary within the framework of a larger financial organization with substantially greater resources. “This merger of resources will allow both companies to positively impact existing and future customers through improved services and a greater variety of mortgage options”, said Robert A. Hayes, President and CEO of Provantage.

Under the terms of the purchase agreement, Mr. Hayes will stay on as the President and CEO of Provantage. Mr. Gulotty noted, “Mr. Hayes and his management team have extensive knowledge and understanding of the Capital District residential mortgage market. Their focus on customer service, their nimble and efficient operating platform, and most importantly, the enthusiasm and entrepreneurial spirit of the Company and its employees are ideally suited for our customer oriented approach.”

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of the Western Catskills and Eastern Southern Tier of New York. The Wilber Corporation is the parent of Wilber National Bank, a national bank chartered in 1874 with 21 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, and Broome Counties, and a loan production office located in Syracuse, New York. The Wilber Corporation’s common stock trades under the symbol “GIW” on the American Stock Exchange.

Provantage is a licensed NYS mortgage banker headquartered in Clifton Park, New York. Provantage offers a large variety of mortgage products that fit the needs of most consumers. It is also a HUD endorsed lender, providing government FHA loans with an available grant. Provantage covers the entire Capital District with five licensed branch offices located within Saratoga, Schenectady and Albany counties. Additional information about Provantage can be found at its website: www.ProvantageFunding.com .

Wilber National Bank operates as a traditional commercial bank in its central New York market. The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments and investment securities. The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending, and to a lesser extent, agricultural lending The Bank provides personal trust, agency, estate administration and retirement planning services for individuals, as well as custodial and investment management services to institutions through its Trust and Investment Division. It also offers stocks, bonds and mutual funds through a third party broker-dealer firm and a full line of life, health and property, and casualty insurance products through its insurance agency subsidiary, Mang-Wilber LLC. The Bank currently has 245 full-time equivalent employees. Additional information about Wilber can be found at its website: www.wilberbank.com.

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NOTE: This release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.